Exhibit 5.1

Law Firm | Founded in 1956	apm@apm.law www.apm.law Office 972+-3-568-9091 Fax 972+-3-568-9092 APM House, 18 Raoul Wallenberg St., Building D, Ramat HaChayal, Tel Aviv 697191 Israel

Date: July 8, 2026

Regentis Biomaterials Ltd.

60 Medinat Hayehudim

Herzliya, 4676652

Israel

Ladies and Gentlemen,

Re: REGISTRATION STATEMENT ON FORM F-1

We have acted as Israeli counsel to Regentis Biomaterials Ltd. (the “Company”), a company organized under the laws of the State of Israel. As such, we have participated in the preparation of the Company’s registration statement on Form F-1 (the “Registration Statement”) relating to the registration under the United States Securities Act of 1933, as amended, of the offering for resale by the selling shareholders named therein of up to an aggregate of 3,807,143 ordinary shares, no par value, of the Company (the “Ordinary Shares”), consisting of (i) 1,844,543 Ordinary Shares offered thereunder (the “Offered Shares”), (ii) 12,600 Ordinary Shares issuable upon exercise of pre-funded warrants (the “Pre-Funded Warrants”), (iii) 1,857,143 Ordinary Shares issuable upon exercise of warrants to purchase Ordinary Shares (the “Ordinary Warrants”), and (iv) 92,857 Ordinary Shares issuable upon exercise of the placement agent warrants (the “Placement Agent Warrants”).

As counsel to the Company in Israel, we have examined copies of the Articles of Association, as amended, of the Company and such corporate records, instruments, and other documents relating to the Company and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Ordinary Shares, including the Offered Shares and the Ordinary Shares issuable upon exercise of the Pre-Funded Warrants, the Ordinary Warrants and the Placement Agent Warrants, when paid for and issued in accordance with the terms thereof, will be duly authorized, validly issued, fully paid and non-assessable.

We are members of the Israeli bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely yours Ronen Kantor, Adv.

Amit, Pollak, Matalon